Exhibit 10.11
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 1, 2008 between LEONARD OSSER (the “Executive”) and MILESTONE SCIENTIFIC INC. (the “Company”).
     WHEREAS, the Company would like to employ the Executive as its Chairman; and
     WHEREAS, the Company and the Executive desire to provide for the terms and conditions of the future employment of the Executive by the Company.
     NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:
     1. New Employment Term and Termination of Existing Employment Term, etc.
     (a) Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the period commencing January 1, 2008 and ending December 31, 2012 (the “New Employment Term”), unless the New Employment Term is terminated as provided in Section 6.
     (b) The existing employment term (the “Existing Employment Term”), pursuant to an Employment Agreement dated as of December 20, 2003 between the Executive and the Company (the “2003 Agreement”), is hereby terminated as of the close of business on December 31, 2007 and the 2003 Agreement is hereby terminated as of such date (the “Termination Date”). Notwithstanding the termination of the Existing Employment Term and the 2003 Agreement, the Executive shall be entitled to all compensatory and other benefits earned by him under the 2003 Agreement prior to the Termination Date at the expiration of the New Employment Term; provided, however, that if the Executive is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”) (or any successor provision), no payment under this Section 1(b) in connection with the Executive’s termination of employment (other than a payment of salary through the date of such termination, and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months after the date of the termination of the employment of the Executive (or, if earlier, the date of death of the Executive); provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code § 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if the Executive is a “specified employee”).
     2. Duties and Responsibilities. Until December 31, 2012, the Executive shall serve as the Chairman of the Board of Directors and as an executive officer of the Company. The Executive shall assist the Company and the Chief Executive Officer of the Company in their (i) management and oversight of vendors in China and other key vendors, (ii) arranging for and consummating financing transactions and (iii) conducting investor relations. The Executive shall also oversee ongoing patent infringement cases in China. The Executive’s duties shall include necessary travel related to the foregoing. The Executive shall report to, and be subject to, the direction of the Company’s Board of Directors with such duties and responsibilities as are commensurate with his title and position. The Executive shall work on a part time basis and shall devote such time, energy and attention as is necessary to the business of the Company.
     3. Compensation. In payment for services to be rendered by the Executive hereunder, the Executive shall be entitled to annual Basic Compensation described below less any withholding required by law.
     (a) The Basic Compensation shall consist of $200,000 per annum, payable one-half in cash in accordance with the Company’s usual executive compensation arrangements and payable one-half in the Company’s common stock valued at a closing price of such stock on January 31st of each year with respect to the then current year. The shares shall be issued to the Executive following the end of the New Employment Term and in accordance with the requirements of Code §409. The Executive acknowledges that the shares issuable under this Section 3(a) will be taken by him for investment and not for distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933 as amended and the rules and regulations promulgated thereunder.
     (b) If the Company terminates the Executive’s employment hereunder without Cause, other than due to death or Disability, or if the Executive terminates his employment for “Good Reason” (both as defined below), the Executive shall be paid in one lump sum payment as soon as practicable following such termination: (1) an amount equal to the aggregate present value (as determined in accordance with Section 280G(d)(4) of the Code) of all compensation and any other benefits pursuant to Section 3 hereof from the effective date of termination hereunder through the remainder of the New Employment Term; provided, however, in the event the period from the date of Executive’s termination hereunder through the remainder of the New Employment Term is less than twelve (12) months, then the Executive shall receive a lump sum payment equal to the sum of the present value (as determined in accordance with Section 280G(d)(4) of the Code) of (i) the current annual salary and the value of all other compensation and other benefits payable to the Executive annualized for a twelve (12) month period, and (ii) an amount equal to any bonus that would have been paid for such period of less than twelve (12) months in accordance with the terms of any such bonus arrangement between the Executive and the Company. This payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Executive or his beneficiaries, but have not been paid by the Company at the time of termination including, without limitation, salary, bonuses, severance pay, consulting fees, disability benefits, termination benefits, retirement benefits, life and health insurance benefits or any other compensation or benefit payment that is part of any previous, current or future contract, plan or agreement, and (ii) any indemnification payments that may have accrued but not paid or that may thereafter become payable to the Executive pursuant to the provisions of the Company’s Charter, Bylaws or similar policies, plans or agreements relating to indemnification of directors and officers of the Company under certain circumstances.
     (c) If a Change of Control (as defined in Appendix A) occurs during the term of this Agreement, and:
     (1) the Executive’s employment is terminated involuntarily, or voluntarily by the Executive based on (i) material changes in the nature or scope of the Executive’s duties or employment, (ii) a reduction in compensation of the Executive made without the Executive’s consent, or (iii) a relocation of the Company’s executive offices outside the New York City metropolitan area then the Executive may, in his sole discretion, give written notice within thirty (30) days after the date of termination of employment to the Secretary or Assistant Secretary of the Company that he is exercising his rights hereunder and requests payment of the amounts provided for under this Section 3(c); or
     (2) the Executive gives written notice of his termination of employment for any reason concurrently with the time a Change of Control occurs or any time within thirty (30) days after the date the Change of Control becomes effective to the Secretary or Assistant Secretary of the Company, he may exercise his rights hereunder and request payment of the amounts provided for under this Section 3(c) (the notice provided pursuant to Subsection (c)(1) or Subsection (c)(2) is referred to as the “Notice of Exercise”)
and the Executive gives a Notice of Exercise to receive the payments provided for hereunder, the Company shall pay to or for the benefit of the Executive, immediately upon the Company’s receipt of the Notice of Exercise, a single cash payment for damages suffered by the Executive by reason of the Change in Control in the same amount specified in paragraph (b), above. This payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have been earned or accrued or that have otherwise become payable or will become payable to the Executive or his beneficiaries, but have not been paid by the Company at the time the Executive gives the Notice of Exercise
     4. Expenses. During the New Employment Term, the Executive shall be entitled to receive prompt reimbursement, but in no event later than 30 days after submission, for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, including, without limitation, six business trips per year to China by business class air transport, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.
     5. Other Benefits. The Executive shall be entitled to the following additional benefits:
     (a) Such major medical, and family health coverage benefits and long-term disability group plan coverage generally available to the Company’s officers. To the extent the Executive qualifies, the Executive may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives.
     (b) Ordinary and necessary business related expenses as shall be incurred by the Executive in the course of the performance of his duties under this Agreement.
     (c) A monthly car allowance in the amount of the monthly rental cost of a domestic luxury sedan or its equivalent plus expenses for business use.
     6. Termination. During the New Employment Term, the Executive’s employment hereunder may be terminated under the following circumstances:
     (a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.
     (b) This Agreement shall terminate upon the death of Executive.
     (c) The Company may terminate this Agreement at any time for “Cause” because of (i) his becoming the subject of felony criminal charges in the United States or violating such rules and regulations of the Securities and Exchange Commission as may result in criminal action or material fines against the Company. (ii) Executive’s material breach of any term of this Agreement or (iii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise;

provided, in the case or (ii) or (iii), however, that the Company shall not terminate this Agreement pursuant to this Section 6(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the misconduct within thirty (30) days after receipt of such notice.
     (d) The Executive may terminate his employment for “Good Reason” on five days written notice if:
     (i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of his employment by him without Good Reason; or
     (ii) his compensation is reduced; or
     (iii) any purchaser or purchasers of substantially all of the business or assets of the Company do not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.
     7. Nondisclosure; Noncompetition.
     (a) The Executive agrees not to use or disclose, either while in the Company’s employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company reasonably considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.
     (b) During his employment and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.
     (c) During his employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the New Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company. The parties acknowledge that currently the Company’s business is the delivery of anesthetics and other medicaments through computer controlled systems.
     (d) In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of the Executive pursuant to this Section 7 of this Agreement shall survive such termination.
     8. Successors; Binding Agreement.
     (a) The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     (b) This agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.
     9. Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     10. Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflict of laws principles.
     11. Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.
     12. Remedies.
     (a) In the event of a breach or threatened breach of any of the Executive’s covenants under Section 7, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.
     (b) Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.
     (c) If the Executive terminates his employment for a Good Reason (as defined above in Section 6(d)) then the Executive will suffer damages which will be difficult to calculate. Consequently, the Executive shall be entitled by way of liquidated damages, and not as a penalty, to receive a lump sum payment in an amount equal to the amount of the compensation payments that, but for his termination of employment, would have been payable to the Executive under Section 3(a) for the remainder of the New Employment Term. Such payment shall be made by the Company to the Executive within fifteen (15) days following his termination of employment. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by the Executive after the date of his termination of employment.
     13. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company

addressed to:	Milestone Scientific Inc.
220 South Orange Avenue
Livingston Corporate Park
Livingston, New Jersey 07039

with a copy to:	Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue
New York, New York 10022
Attn: Stephen A. Zelnick, Esq.

If to the Executive

addressed to:	Mr. Leonard Osser
211 East 70th Street
New York, NY 10021
or to such other address as the one party shall specify to the other party in writing.
14. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MILESTONE SCIENTIFIC INC.
By:	/s/ Joe W. Martin
Joe W. Martin
Chief Executive Officer

/s/ Leonard Osser
Leonard Osser

Appendix A
A “Change of Control” shall be deemed to have occurred if and when (1) any individual, corporation, partnership, group, association or other person or entity, together with his, its or their affiliates or associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) hereafter becomes the beneficial owner of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company ‘s then outstanding securities entitled to vote generally in the election of directors; (2) the continuing directors of the Company shall at any time fail to constitute a majority of the members of the Board of Directors of the Company; or (3) all or substantially all of the assets of the Company are sold, conveyed, transferred or otherwise disposed of, whether through one event or a series of related events, without being approved by the continuing directors of the Company;